Exhibit 4.1
HORIZON LINES, LLC
HORIZON LINES HOLDING CORP.
as Issuers
the GUARANTORS party hereto,
as Guarantors
9% Senior Notes due 2012

FIRST SUPPLEMENTAL INDENTURE
Dated as of July 31, 2007

THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee

Supplementing the Indenture dated as of July 7, 2004

FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of July 31, 2007, among HORIZON LINES, LLC, a Delaware limited liability company, as co-issuer, and HORIZON LINES HOLDING CORP., a Delaware corporation, as co-issuer (together with Horizon Lines, LLC, the “Issuers”), each of the guarantors named in the Indenture (the “Guarantors”) and The Bank of New York Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).
RECITALS
     WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore executed and delivered a certain Indenture, dated as of July 7, 2004 (the “Indenture”) with respect to the Issuers’ 9.0% Senior Notes due 2012 (the “Senior Notes”);
     WHEREAS, Section 9.02 of the Indenture provides that, with the written consent of the Holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes), the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture;
     WHEREAS, Horizon Lines, Inc., a Delaware corporation (“Horizon Lines”) has offered to purchase for cash any and all outstanding Senior Notes, upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated July 17, 2007 (the “Offer to Purchase”), and in the related Consent and Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase, the “Tender Offer”); in connection therewith, the Issuers have been soliciting written consents of the Holders to the amendments to the Indenture set forth herein (and to the execution of this First Supplemental Indenture), and the Issuers have now obtained such written consents from the Holders of a majority in aggregate principal amount of the outstanding Senior Notes; accordingly, the First Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 9.02 of the Indenture; and
     WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this First Supplemental Indenture a valid and binding agreement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;
     NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I
DEFINITIONS AND EFFECT
     1.1 Incorporation of Previous Documents. Unless otherwise expressly provided, the provisions of the Indenture are incorporated herein by reference.
     1.2 Definitions. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Indenture.
     1.3 Effectiveness and Operativeness of this Supplemental Indenture.
          (a) Effectiveness. This Supplemental Indenture will become effective and binding upon the Company, the Trustee and the holders of the Senior Notes as of the date on which the Opinion of Counsel and Officers’ Certificate required by Section 9.06 of the Indenture is delivered to the Trustee.
          (b) Operativeness. All of the provisions of this Supplemental Indenture other than Article II hereof will become operative on and simultaneously with the time that this Supplemental Indenture becomes effective; and Article II hereof will become operative upon and simultaneously with, and shall have no force or effect prior to, the time when the Company has accepted for purchase in accordance with the Tender Offer and the Offer to Purchase all Senior Notes validly tendered and not validly withdrawn prior to the Expiration Time (as defined in the Offer to Purchase), and given notice thereof to the Trustee (upon which notice the Trustee may rely).
     1.4 Effect on the Indenture. Upon effectiveness of this Supplemental Indenture as provided in Section 1.3(a) hereof, then automatically (without further act by any person) and with respect to all outstanding Senior Notes, the Indenture shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture as modified hereby shall be read, taken and construed as one and the same instrument.
ARTICLE II
AMENDMENTS TO THE INDENTURE
     2.1 Amendments to Certain Covenants of the Indenture. Sections 4.03 to 4.23 and Section 5.01 of the Indenture are hereby amended to read as follows:
     SECTION 4.03. Corporate Existence.
[Intentionally deleted by Amendment.]
     SECTION 4.04. Payment of Taxes.
[Intentionally deleted by Amendment]
     SECTION 4.05. [RESERVED].

     SECTION 4.06. Compliance Certificate; Notice of Default.
[Intentionally deleted by Amendment]
     SECTION 4.07. Payments for Consent.
[Intentionally deleted by Amendment]
     SECTION 4.08. Waiver of Stay, Extension or Usury Laws.
[Intentionally deleted by Amendment]
     SECTION 4.09. Change of Control.
[Intentionally deleted by Amendment]
     SECTION 4.10. Incurrence of Indebtedness and Issuance of Preferred Stock.
[Intentionally deleted by Amendment]
     SECTION 4.11. Limitations on Restricted Payments.
[Intentionally deleted by Amendment]
     SECTION 4.12. Limitations on Liens.
[Intentionally deleted by Amendment]
     SECTION 4.13. Limitations on Asset Sales.
[Intentionally deleted by Amendment]
     SECTION 4.14. Limitations on Transactions with Affiliates.
[Intentionally deleted by Amendment]
     SECTION 4.15. Dividend and Other Payment Restrictions Affecting Subsidiaries
[Intentionally deleted by Amendment]
     SECTION 4.16. Subsidiary Guarantees.
[Intentionally deleted by Amendment]
     SECTION 4.17. Limitations on Layering Indebtedness.
[Intentionally deleted by Amendment]
     SECTION 4.18. Reports to Holders.
[Intentionally deleted by Amendment]
     SECTION 4.19. Limitations on Designation of Restricted and Unrestricted Subsidiaries.
[Intentionally deleted by Amendment]

     SECTION 4.20. Business Activities.
[Intentionally deleted by Amendment]
     SECTION 4.21. Limitation on Sale/Leaseback Transactions
[Intentionally deleted by Amendment]
     SECTION 4.22. Ownership of Issuers.
[Intentionally deleted by Amendment]
     SECTION 4.23. Special Interest Notice.
[Intentionally deleted by Amendment]
     SECTION 5.01. Mergers, Consolidations, Etc.
[Intentionally deleted by Amendment]
     2.2 Amendments to Certain Events of Default of the Indenture. Section 6.01 of the Indenture is hereby amended to read in its entirety as follows:
     SECTION 6.01. Events of Default.
     Each of the following is an “Event of Default”:
     (1) default by the Company or any Guarantor for 30 consecutive days in the payment when due and payable of interest on, or Special Interest, if any, with respect to, the Notes;
     (2) default by the Company or any Guarantor in the payment when due and payable of the principal of or premium, if any, on the Notes;
     (3) [Intentionally deleted by Amendment.]
     (4) failure by the Company or any of its Restricted Subsidiaries for 60 consecutive days after notice has been given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding specifying the default and demanding compliance with any of the other covenants in this Indenture;
     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, whether such Indebtedness now exists or is created after the date of this Indenture, if that default:
     (a) is caused by a failure to pay the principal amount of any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or
     (b) results in the acceleration of such Indebtedness prior to its stated final maturity; and
in the case of clauses (a) and (b) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more and such failure shall not have been cured or waived within 60 days thereof;

     (6) failure by the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million in excess of amounts that are covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;
     (7) except as permitted by this Indenture, any Guarantee of a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on behalf of any Guarantor shall deny or disaffirm in writing its obligations under its Guarantee;
     (8) either Issuer or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary as debtor in an involuntary case, pursuant to or within the meaning of any Bankruptcy Law:
     (a) commences a voluntary case or proceeding,
     (b) consents to the entry of an order for relief or decree against it in an involuntary case or proceeding,
     (c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or
     (d) makes a general assignment for the benefit of its creditors;
     (e) admits in writing its inability to pay its debts generally as they become due; or
     (f) files a petition or answer or consent seeking reorganization or relief; and
     (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (a) is for relief against either Issuer or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary as debtor in an involuntary case or proceeding;
     (b) appoints a Custodian of either Issuer or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or a Custodian for all or substantially all of the assets of either Issuer or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or adjudges any such entity or group a bankrupt or insolvent or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such entity or group; or
     (c) orders the winding up or liquidation of either Issuer or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days.
     2.3 Amendments to Certain Definitions. Article One of the Indenture is hereby amended by deleting those definitions which appear solely in the text deleted from the Indenture pursuant to the amendments contained herein.

     2.4 Failure to Comply with Certain Provisions of the Indenture. Any failure by the Issuers or Guarantors to comply with the terms of Sections 4.03-4.23, 5.01 or Clause (3) of Section 6.01 (whether before or after the execution of this First Supplemental Indenture) shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.
ARTICLE III
THE TRUSTEE
     3.1 Acceptance by Trustee. The Trustee hereby accepts this First Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, for the due execution hereof by the Issuers or the Guarantors or for or in respect of the recitals contained herein, all of which recitals are made by the Issuers and Guarantors solely.
ARTICLE IV
MISCELLANEOUS PROVISIONS
     4.1 Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this First Supplemental Indenture and the Indenture.
     4.2 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.
     4.3 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument.
     4.4 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
     4.5 Successors and Assigns. All covenants and agreements of the Issuers, the Guarantors and the Trustee in this First Supplemental Indenture shall bind each of the Issuer’s, the Guarantor’s and the Trustee’s respective successors and assigns, whether so expressed or not.
     4.6 Severability Clause. In case any provision of this First Supplemental Indenture should be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     4.7 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939, as amended (the “TIA”) that is required under the TIA to be a part of and govern this First Supplemental Indenture, the latter provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.
     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first written above.

HORIZON LINES, LLC,
as Issuer

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: VP & Secretary

HORIZON LINES HOLDING CORP.
as Issuer

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: VP & Secretary

HORIZON LINES OF PUERTO RICO, INC.
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: VP & Secretary

HLH, LLC,
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: VP & Secretary

HORIZON SERVICES GROUP, LLC
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

SEA-LOGIX, LLC, as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

S-L DISTRIBUTION SERVICE, LLC,
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

SL PAYROLL SERVICES, LLC,
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES VENTURES, LLC
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: VP & Secretary

HORIZON LINES OF ALASKA, LLC,
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES OF GUAM, LLC,
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES VESSELS, LLC,
as a Guarantor

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Tina D. Gonzalez

Name: Tina D. Gonzalez
Title: Assistant Treasurer